Hypothetical Payment at Maturity (per $1,000 CD) Hypothetical CD Return Hypothetical Index Return $2,040.00 104.00% 65.00% $1,800.00 80.00% 50.00% $1,640.00 64.00% 40.00% $1,480.00 48.00% 30.00% $1,320.00 32.00% 20.00% $1,160.00 16.00% 10.00% $1,080.00 8.00% 5.00% $1,000.00 0.00% 0.00% $1,000.00 0.00% - 5.00% $1,000.00 0.00% - 10.00% $1,000.00 0.00% - 20.00% $1,000.00 0.00% - 30.00% $1,000.00 0.00% - 50.00% $1,000.00 0.00% - 80.00% Overview The certificates of deposit (“CDs”) are designed for investors who seek exposure to any appreciation of the EURO STOXX 50 ® Index over the term of the CDs. The CDs provide for full repayment of principal at maturity, with no interest or dividend payments during the term of the CDs . The CDs are FDIC insured up to applicable limits. Any payment in excess of principal will not be insured prior to the Observa tio n Date or, if applicable in the case of a change - in - law event, such earlier date upon which the return payable at maturity is determined. Any payment on the CDs in excess of FDIC insurance limits, including repayment of principal, is subject to the credit risk of JPMorgan Chase Bank, N.A. Summary of Terms Issuer: JPMorgan Chase Bank, N.A. Index: EURO STOXX 50 ® Index Index Ticker: SX5E Participation Rate: At least 160.00%* Initial Value: The closing level of the Index on the Pricing Date Final Value: The closing level of the Index on the Observation Date Index Return: (Final Value – Initial Value) / Initial Value Pricing Date: December 20, 2024 Observation Date: June 20, 2029 Maturity Date: June 25, 2029 CUSIP: 46655W6N5 Term Sheet: http://sp.jpmorgan.com/document/cusip/46655W6N5/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the CDs as determined by J.P. Morgan Securities LLC, when the terms of the CDs are set, will not be less than $960.00 per $1,000 CD. For information about the estimated value of the CDs, which likely will be lower than the price you paid for the CDs, please see the hyperlink above. For more information about the Annual Percentage Yield (“APY”), please see the hyperlink above. Payment at Maturity If the Final Value is greater than the Initial Value, you will receive a cash payment that provides you with a return per $1, 000 CD equal to the Index Return multiplied by the Participation Rate. If held to maturity, you will receive a full repayment of principal on the CDs, even if the level of the Index declines, subject to the credit risk of JPMorgan Chase Bank, N.A. above the applicabl e FDIC insurance limits. Hypothetical Returns on the CDs at Maturity** * To be determined on the Pricing Date, but not less than 160.00%. ** Reflects a Participation Rate of 160.00% for illustrative purposes. The hypothetical returns and hypothetical payments on the CDs shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sal e i n the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown abov e would likely be lower. Capitalized terms used but not defined herein shall have the meanings set forth in the term sheet. 4.5y EURO STOXX 50 ® Index - Linked CD North America Structured Investments J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com North America Structured Investments Selected Benefits • The CDs offer full repayment of principal at maturity. • FDIC - insured up to applicable limits, thereafter subject to the credit risk of JPMorgan Chase Bank, N.A. Selected Risks • The CDs may not pay more than the principal amount at maturity. • The CDs may be subject to the credit risk of JPMorgan Chase Bank, N.A. • No interest payments, dividend payments or voting rights. • We may determine the Additional Amount for your CDs early if a change - in - law event occurs. • Any payment in excess of principal will not be insured prior to the Observation Date or, if applicable in the case of a change - in - law event, such earlier date upon which the return payable at maturity is determined . Any payment on the CDs in excess of FDIC insurance limits, including repayment of principal, is subject to the credit risk of JPMorgan Chase Bank, N.A. • The CDs are subject to the risks associated with non - U.S. securities. • The CDs do not offer direct exposure to fluctuations in foreign exchange rates. Selected Risks (continued) • The estimated value of the CDs as determined by J.P. Morgan Securities LLC (who we refer to as JPMS) will be lower than the original issue price of the CDs. • JPMS’s estimated value does not represent future values and may differ from others’ estimates. • JPMS’s estimated value is derived by reference to an internal funding rate. • The value of the CDs as determined by JPMS (which may be reflected in customer account statements) may be higher than JPMS’s then - current estimated value of the CDs for a limited time period. • The tax consequences of the CDs may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the CDs. • Lack of liquidity: JPMS intends to offer to purchase the CDs in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase CDs from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the CDs, including acting as calculation agent, hedging our obligations under the CDs and making the assumptions used to determine the pricing of the CDs and the estimated value of the CDs when the terms are set. It is possible that such hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the CDs declines. 4.5y EURO STOXX 50 ® Index - Linked CD The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable disclosure statement and underlyin g s upplement and “Selected Risk Considerations” in the applicable term sheet for additional information. Blue Star Families, Inc. JPMorgan Chase & Co., our parent company, and/or its affiliates (collectively, “J.P. Morgan”) have previously agreed to make an unconditional and irrevocable donation of $100,000, in the aggregate, to Blue Star Families, Inc. (“Blue Star”) to support military families by connecting them with their neighbors — individuals and organizations — to create communities of support. There is no assurance that Blue Star’s stated mission or community goals will be achieved or that J.P. Morgan’s donation will have a positive impact on strengthening the military community supported by Blue Star. This donation and the amount of this donation are not contingent on the sale of the CDs and will not impact the final terms of the CDs. We have derived certain information about Blue Star to the right from publicly available information, without independent verification. J.P. Morgan’s donation is not intended to comply with the Social Bond Principles, June 2023. This donation is not a Commercial Co - Venture with Blue Star. Who is Blue Star? Blue Star states that it was created to empower military families to thrive as they serve. Blue Star states that it is committed to strengthening military families by connecting them with their neighbors — individuals and organizations — to create vibrant communities of mutual support that will help them overcome the isolation and alienation of frequent moves, deployments and reduced support from the government. For additional information about Blue Star, see Annex A of the term sheet in the hyperlink above.

North America Structured Investments

J.P.Morgan

4.5y EURO STOXX 50® Index-Linked CD

Disclaimer

Donation Information: J.P. Morgan has previously agreed to make an unconditional and irrevocable donation to Blue Star to support military families by connecting them with their neighbors — individuals and organizations — to create communities of support. This donation is not contingent on the sale of the CDs and will not impact the final terms of the CDs. ***We or our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the CDs. Some of these projected profits, if any, may be used to offset a portion of the donation.*** The issuance of the CDs and the related use of proceeds ***are not*** intended to comply with the Social Bond Principles, June 2023. See "Supplemental Donation Information" in the applicable term sheet for additional information.

The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by a subsequent term sheet or disclosure supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein and any such term sheet or disclosure supplement, such term sheet or disclosure supplement shall govern.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters.

This material is not a product of J.P. Morgan Research Departments.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com